Sale-Leaseback Financing
Overview
2
Transaction Summary
Spirit Finance has acquired Casual Male’s ~755,992 square foot corporate headquarters and distribution center in
Canton, MA for $57MM.
Net proceeds from the sale transaction approximate $56 million, after transaction costs of approximately $1 million.
Casual Male’s gain from sale of its property to Spirit Finance produced a capital gain of approximately $28 million.
Casual Male has mitigated any capital gains tax liability associated with the transaction by offsetting them with a portion of its tax loss carry-forwards, leaving over $70 million in tax loss carry forwards for future use.
Casual Male has entered into a 20-year lease with Spirit Finance, with 6, 5-year renewal options. Casual Male’s initial rent in years 1-5 of the lease will be $4.56 million.
Casual Male will continue to operate and manage the property in the same manner as prior to the sale.
Spirit Finance Casual Male
$4.56MM rent
$57.0MM
proceeds
Headquarters/DC
(Canton, MA)
Casual Male
continues to
operate / manage
the property
Sale of
Property
Long-term
Lease
2
Spirit Finance Casual Male
$4.56MM rent
$57.0MM
proceeds
Headquarters/DC
(Canton, MA)
Casual Male
continues to
operate / manage
the property
Sale of
Property
Long-term
Lease
Exhibit 99.2

Sale-Leaseback Financing
Use of Proceeds / Financial Statement Impact
2
Transaction Summary
Use of Proceeds
Will use the net proceeds of ~$56 million primarily for debt reduction and to buffer its cash position
Payoff of existing mortgage, including early retirement penalty of $1 million $10.0
Reduction in bank debt (revolver and Rochester Big & Tall acquisition financing) 27.0
Partial buyback of convertible note securities 5.0
Cash increase 14.0
$56.0
Earnings Impact
Transaction will be accretive in 2006 by approximately $0.02, after tax, per share as a result of:
Reduced interest expense $3.6
Annual rent payments (4.6)
Elimination of depreciation expense associated with the property (non-cash) 0.8
Annual amortization of GAAP gain on building reducing annual lease expense (non cash) 1.5
$1.3
Balance Sheet Impact
Sale transaction will reduce debt from approximately $140 million prior to the transaction to approximately
$100 million, excluding cash balances of approximately $20 million
Borrowing capacity under CMRG’s $90 million revolver facility fully available
Cash Flow Impact
CMRG’s operating cash flow will be reduced by approximately $1.0 million
CMRG’s free cash flow to be used for further debt reductions or growth activities